                                                                    EXHIBIT 99.5

================================================================================


                       LIMITED LIABILITY COMPANY AGREEMENT


                                       OF

                                  CSI/FRIGO LLC

                      A DELAWARE LIMITED LIABILITY COMPANY




                           DATED AS OF JANUARY 2, 2001


================================================================================

                                TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ---
SECTION 1.  Formation of Limited Liability Company..........................................................1

SECTION 2.  Name............................................................................................1

SECTION 3.  Definitions.....................................................................................1

SECTION 4.  Business of the Company.........................................................................3

SECTION 5.  Term............................................................................................3

SECTION 6.  Principal Place of Business.....................................................................3

SECTION 7.  Registered Agent; Registered Office.............................................................3

SECTION 8.  Capital Contributions; No Withdrawal or Resignation.............................................4
   (a)      Initial Capital Contributions...................................................................4
   (b)      Additional Contributions; Interest..............................................................4
   (c)      Liability for Promised Contributions............................................................4
   (d)      Withdrawal and Resignation; Return of Capital Contribution......................................4

SECTION 9.  Distributions...................................................................................4

SECTION 10. Allocation of Income and Losses.................................................................4
   (a)      Allocations.....................................................................................4
   (b)      Change in Membership Interests..................................................................4
   (c)      Qualified Income Offset.........................................................................5
   (d)      Special Rules...................................................................................5
   (e)      Allocations of Non-Recourse Liabilities and Minimum
            Gain Chargeback.................................................................................5

SECTION 11. Withholding.....................................................................................5

SECTION 12. Books, Records and Accounting...................................................................6
   (a)      Books and Records...............................................................................6
   (b)      Fiscal Year; Accounting.........................................................................6
   (c)      Reports.........................................................................................6

SECTION 13. Company Funds...................................................................................6

SECTION 14. Management......................................................................................6
   (a)      Manager; Power and Authority....................................................................6
   (b)      Specific Authority..............................................................................7
   (c)      Performance of Manager's Duties.................................................................8
   (d)      Expenses Incurred by Manager....................................................................9
   (e)      Resignation; Removal............................................................................9
   (f)      Limitations on Powers...........................................................................9

SECTION 15. Meetings.......................................................................................10
   (a)      Meetings of Members............................................................................10
   (b)      Consent of Members.............................................................................10

SECTION 16. Voting.........................................................................................10
   (a)      Members........................................................................................10
   (b)      Voting.........................................................................................10
   (c)      Actions Requiring Member Approval..............................................................10

SECTION 17. Limitation of Liability and Indemnification....................................................11
   (a)      Limitation of Liability........................................................................11
   (b)      Indemnification................................................................................11
   (c)      Expenses.......................................................................................12
   (d)      Not Exclusive..................................................................................12
   (e)      Insurance......................................................................................12
   (f)      Exculpation....................................................................................12

SECTION 18. Assignment of Membership Interests and New Members.............................................13
   (a)      Assignment.....................................................................................13
   (b)      Limitations on Assignment......................................................................13
   (c)      New Members....................................................................................13

SECTION 19. Dissolution....................................................................................13

SECTION 20. Winding Up and Distribution of Assets..........................................................14
   (a)      Winding Up.....................................................................................14
   (b)      Distribution of Assets.........................................................................14

SECTION 21. Conflict of Interest...........................................................................14

SECTION 22. Taxation.......................................................................................15
   (a)      Status of the Company..........................................................................15

                                                                                                          PAGE
                                                                                                          ----
   (b)      Tax Elections..................................................................................15
   (c)      Company Tax Returns............................................................................15
   (d)      Tax Audits.....................................................................................15

SECTION 23. Not a Publicly Traded Partnership..............................................................16

SECTION 24. Miscellaneous..................................................................................17
   (a)      Governing Law..................................................................................17
   (b)      Binding Effect.................................................................................17
   (c)      Pronouns and Number............................................................................17
   (d)      Captions.......................................................................................18
   (e)      Enforceability.................................................................................18
   (f)      Counterparts...................................................................................18
   (g)      Notices........................................................................................18
   (h)      Entire Agreement; Amendment....................................................................18
   (i)      Further Assurances.............................................................................18
   (j)      Third Parties..................................................................................18
   (k)      Facsimile Signatures...........................................................................18
   (l)      Reliance upon Books, Reports and Records.......................................................18
   (m)      Time Periods...................................................................................19
   (n)      Waiver.........................................................................................19

SCHEDULE I.................................................................................................21

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                  CSI/FRIGO LLC

         This Limited Liability Company Agreement is made and entered into as of the 2nd day of January, 2001 by and among the Members listed on Schedule I attached hereto.

         SECTION 1. Formation of Limited Liability Company. The Members agree to the formation of a limited liability company (the "Company") pursuant to the Act and for that purpose have caused a Certificate of Formation to be filed with the Secretary on December 28, 2000. The rights and duties of the Members shall be as provided in the Act, except as modified by this Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

         SECTION 2. Name. The business of the Company shall be conducted under the name "CSI/Frigo LLC".

         SECTION 3.  Definitions.

         For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

         (a) "Act" means the Delaware Limited Liability Company Act, Delaware Code Title 6, Sections 18.101 et seq., as amended from time to time.

         (b) "Agreement" means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

         (c) "Capital Account" means, with respect to each Member, the account established on the books and records of the Company for such Member. Each Member's Capital Account shall initially equal the value of the Capital Contribution to the Company made by the Member as set forth on Schedule I attached hereto. During the term of the Company, each Member's Capital Account shall be (i) increased by the amount of (w) income and gain allocated to the Member and (x) any cash or property subsequently contributed by the Member to the Company, and (ii) decreased by the amount of (y) loss and deduction allocated to the Member and (z) all cash and property distributed to the Member, and shall otherwise be kept in accordance with applicable United States Treasury Regulations promulgated under Section 704(b) of the Code.

         (d) "Capital Contribution" means the total amount of cash or other property contributed to the Company, or services rendered to the Company, by a Member. Contributed property shall be valued at fair market value, net of any liabilities assumed to which the contributed property is subject. The Capital Contribution of each Member is set forth on Schedule I as the same shall be amended, modified or supplemented from time to time to reflect additional Capital Contributions after the date hereof.

         (e) "Code" means the United States Internal Revenue Code of 1986, as amended, modified or rescinded from time to time, or any similar provision of succeeding law.

         (f) "IRS" means the United States Internal Revenue Service or any successor entity.

         (g) "Majority Interest" means more than 50% of all Membership
Interests.

         (h) "Manager" means Brooksher or any Person who is elected as a substitute Manager in accordance with this Agreement.

         (i) "Member" means any Person with a Membership Interest in the Company.

         (j) "Membership Interest" means the percentage interest in the Company of a Member as set forth opposite such Member's name on Schedule I attached hereto as amended, modified or supplemented from time to time.

         (k) "Net Cash Flow" means for any period the amount, computed on a cash basis, equal to:

                  (i) the sum of (A) gross receipts from business operations, all investment income and investment gain of the Company and all other cash received by the Company (including the proceeds from loan refinancings), all without double counting and (B) any amounts released from Reserves;

         decreased by:

                  (ii) the sum of (A) disbursements of the Company for operating expenses, expenditures for capital investments and reinvestments, principal payments on indebtedness, interest and other expenses, including any repayment of indebtedness required or elected to be made in connection with any refinancing, sale or other event, and (B) any increase in Reserves.

         (l) "Person" means any individual, corporation, partnership, association, limited liability company, trust, estate or other enterprise or entity.

         (m) "Purchase Agreements" shall mean (i) the Purchase and Sale Agreement to be entered into among ProLogis Logistics Services Incorporated, SCI Logistics Holdings LLC, the Company and ProLogis Trust and (ii) the Purchase and Sale Agreement to be entered into among Frigoscandia S.A., Frigoscandia Holdings LLC, the Company and ProLogis Trust.

         (n) "Reserves" means the reasonable reserves established and maintained from time to time in amounts reasonably determined by the Members to be adequate and sufficient for current and future operating and working capital and to pay for taxes, insurance, service of indebtedness, amortization of indebtedness, repairs, replacements or renewals, management fees or other costs and expenses incident to the Company's business or otherwise to provide for the long-term goals of the Company or any other purpose, including reserves for unforeseen or contingent liabilities, debts or obligations.

         (o) "Secretary" means the Secretary of State of Delaware.

         (p) "Treasury Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

         SECTION 4. Business of the Company. The purpose of the Company is to carry on any lawful business, purpose or activity for which limited liability companies may be formed in accordance with Section 18-106 of the Act.

         SECTION 5. Term. The term of the Company shall begin upon the filing of the Certificate of Formation with the Secretary. The Company shall have perpetual existence, unless dissolved in accordance with the provisions of this Agreement.

         SECTION 6. Principal Place of Business. The principal place of business of the Company shall be located at 14100 East 35th Place, Aurora, Colorado 80011. The Manager may, from time to time, change the principal place of business of the Company and/or establish additional places of business of the Company.

         SECTION 7. Registered Agent; Registered Office. The registered agent for the service of process shall be the Corporation Service Company. The registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle. The Manager may, from time to time, change the registered agent or office through appropriate filings with the Secretary.

         SECTION 8. Capital Contributions; No Withdrawal or Resignation.

         (a) Initial Capital Contributions. Each Member shall make or be deemed to have made the Capital Contribution set forth opposite such Member's name on
Schedule I attached hereto and shall receive the Membership Interest set forth opposite such Member's name on such Schedule concurrently with the closing of the transactions contemplated by the Purchase Agreements.

         (b) Additional Contributions; Interest. No Member shall be obligated to make any additional Capital Contribution. Upon any additional Capital Contribution made by any Member, the Membership Interests of the Members shall be adjusted accordingly and shall be set forth on an amendment to Schedule I attached hereto. No Member has any obligation to restore a deficit balance in such Member's Capital Account or to make any contributions to the Company in order to restore such deficit balance. No Member shall be paid interest on any Capital Contribution.

         (c) Liability for Promised Contributions. A Member is obligated for promises to make Capital Contributions, even if the Member is unable to perform because of death, disability, or any other reason. If a Member does not make the Member's required contribution of services or property, the Member is obligated, at the option of the Company, to contribute cash equal to the value of the required contribution.

         (d) Withdrawal and Resignation; Return of Capital Contribution. No Member shall be entitled to withdraw or resign as a Member or to receive any part of such Member's Capital Contribution or any distribution from the Company in connection therewith.

         SECTION 9. Distributions. Net Cash Flow shall be distributed among the Members in accordance with their respective Membership Interests from time to time as determined by the Manager. In the event the Company is subject to any tax or other obligation which is attributable to the interest of one or more Members in the Company, but fewer than all the Members, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Member or Members, and the amounts otherwise distributable to such Member or Members pursuant to this Agreement shall be reduced by such amount.

         SECTION 10. Allocation of Income and Losses.

         (a) Allocations. Items of income, gain, loss, deduction, credit and tax preference to be allocated among the Members shall be allocated in accordance with their respective Membership Interest.

         (b) Change in Membership Interests. If there is a change in any Member's Membership Interest during any year, allocations among the Members shall be made in accordance with their Membership Interests in the Company from time to time during such year in accordance with Section 706 of the Code using the closing-of-the-books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Company for the entire year, and over the portion of a year after such asset is placed in service by the Company if such asset is placed in service during the year.

         (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b) (2) (ii) (d) (4), 1.704-1(b) (2) (ii) (d) (5), or 1.704-1 (b) (2)
(ii) (d) (6) of the Treasury Regulations, and after giving effect to the allocations required under Sections 10(a) and 10(d) hereof, such Member has a Capital Account deficit, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, its Capital Account deficit created by such adjustments, allocations or distributions as quickly as possible.

         (d) Special Rules.

                  (i) If any Company asset has a book value different than its adjusted tax basis to the Company for federal income tax purposes (whether by reason of the contribution of such property to the Company, the revaluation of such property hereunder or otherwise), allocations of income, gain, loss, deduction, credit and tax preference under this
         Section 9 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its book value in the manner prescribed by
         Section 704(c) of the Code or the principles set forth in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, as the case may be, using the traditional method without curative or remedial allocations.

                  (ii) Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purpose shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 10.

         (e) Allocations of Non-Recourse Liabilities and Minimum Gain Chargeback. Allocations attributable to non-recourse liabilities shall be made consistent with Section 1.704-2 of the Treasury Regulations including the minimum gain chargeback requirement of Section 1.704-2(f) of the Treasury Regulations.

         SECTION 11. Withholding. The Company is authorized to withhold from distributions to be made to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as distributed to such Member pursuant to this Section 10 for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Member. The Company may also withhold from distributions that would otherwise be made to a Member, and apply to the obligations of such Member, any amounts that such Member owes to the Company. In addition, any tax imposed upon the Company resulting from the Membership Interest of any Member shall be treated as a distribution to such Member and shall reduce future distributions of Net Cash Flow to such Member.

         SECTION 12. Books, Records and Accounting.

         (a) Books and Records. The Company shall maintain complete and accurate books and records of the Company's business and affairs in accordance with generally accepted accounting principles, consistently applied. The books and records shall be maintained at the principal place of business of the Company and shall be accessible to the Members in accordance with the Act.

         (b) Fiscal Year; Accounting. The Company's fiscal year shall be the calendar year. The accounting methods and principles to be followed by the Company shall be selected from time to time by the Manager.

         (c) Reports. The Company shall provide to the Members reports concerning the financial condition and results of operation of the Company and the Members' Capital Accounts within ninety (90) days after the end of each fiscal year.

         SECTION 13. Company Funds. The funds of the Company shall be deposited in such bank or other financial institution account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Manager. All withdrawals from any such bank accounts shall be made only by the Manager or by individuals duly appointed by the Manager.

         SECTION 14. Management.

         (a) Manager; Power and Authority . The management and control of the Company and its business shall be vested exclusively in the Manager, and, subject to the following proviso, the Manager shall have all of the rights, powers and authority generally conferred under the Act or other applicable law, on behalf and in the name of the Company, to carry out any and all of the objects and purposes of the Company and to perform all acts and enter into, perform, negotiate and execute any and all leases, documents, contracts and agreements on behalf of the Company that the Manager, in his discretion, deem necessary or desirable; provided, however, that (i) the Manager shall at all times comply with the provisions of Section 14(c) and (ii) the exercise of such rights and powers shall be subject to Section 16. The consent or authorization of any Member shall not be required for any lease, document, contract, agreement, mortgage or promissory note to be the valid and binding obligation of the Company.

         (b) Specific Authority. Without limiting the generality of Section 14(a) and subject to the terms of Section 14(c) and Section 16 hereof, all Members agree that the Manager shall, in its discretion, have the following rights and powers, except to the extent such rights and powers may be limited by other provisions of this Agreement:

                  (i) the making of any expenditures incurred in connection with the business of the Company;

                  (ii) the use of the assets of the Company in connection with the business of the Company;

                  (iii) the negotiation, execution and performance of any contracts, conveyances or other instruments;

                  (iv) the distribution of Company cash other than as required pursuant to any other provisions of this Agreement;

                  (v) the selection and dismissal of officers, employees, agents and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

                  (vi) the maintenance of insurance for the benefit of the Company and the Members;

                  (vii) the control of any matters affecting the rights and obligations of the Company, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigations;

                  (viii) the indemnification of any person against liabilities and contingencies to the extent permitted by law;

                  (ix) borrowing money, guaranteeing indebtedness and other liabilities and issuing evidence of indebtedness on behalf of the Company, including, without limitation, negotiating and executing all notes, mortgages and other documents and certificates in connection with such financing; and

                  (x) the filing on behalf of the Company of all required local, state and federal tax returns and other documents relating to the Company.

         (c) Performance of Manager's Duties. In the course of their management of the Company, the Manager shall at all times comply with the following provisions unless such compliance shall have been waived in accordance with the provisions of Section 16:

                  (i) The Manager shall cause the Company to (A) maintain its existence as a limited liability company and its license or qualification and its good standing in the State of Delaware and in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary and (B) obtain and maintain all other licenses, permits, franchises and governmental authorizations necessary to conduct its business and own its property;

                  (ii) The Manager shall cause the Company to duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserves (including reserves for any additional amounts which would be payable as a result of the failure to discharge timely any such liabilities) or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made; but only to the extent that failure to discharge any such liabilities would not result in any additional liabilities which individually and in the aggregate would constitute a material adverse effect on the Company;

                  (iii) The Manager shall cause the Company to comply with the terms and provisions of each judgment, law, statute, rule, and governmental regulation applicable to it and each contract, mortgage, lien, lease, indenture, order, instrument, agreement, or document to which it is a party or by which it is bound, the failure to comply with which, whether considered individually or when aggregated with all other failures, is likely to have a material adverse effect on the Company; provided, however, that the Manager shall have the right to cause the Company to contest the imposition of such laws, rules, regulations, court orders, decrees and governmental agency orders if such contest is made in good faith and diligently pursued by proper proceedings, adequate reserves with respect thereto have been established in accordance with generally accepted accounting principles, and such contest could not reasonably be expected to have a material adverse effect on the Company;

                  (iv) The Manager shall cause the Company to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons;

                  (v) The Manager shall not cause the Company to make, issue, or become liable on any guaranty, liability, surety or other agreement to become or remain liable with respect to any obligation or liability of any other Person;

                  (vi) The Manager shall not cause the Company (A) to create, incur, assume or suffer to exist any indebtedness for borrowed money or other transactions having the commercial effect of a borrowing of money in an amount in excess of $250,000 or (B) make any expenditures in an amount in excess of $100,000 except or in connection with trade payables or contractual obligations to suppliers, customers or others incurred in the ordinary course of business of the Company;

                  (vii) The Manager shall not cause the Company to enter into any agreement which would prohibit or contractually restrict the Company from making distributions, in cash or otherwise, with respect to the Capital Accounts or Membership Interests of the Members or otherwise restricting the Company's ability to make payments to the Members; and

                  (viii) The Manager shall not cause the Company (A) to incur legal expenses or to settle any claims or litigation in an amount in excess of $250,000 or (B) in connection with any legal expenses or any settlement of claims or litigation in an amount in excess of $250,000.

         (d) Expenses Incurred by Manager. The Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred by the Manager on behalf of the Company.

         (e) Resignation; Removal. A Manager may resign at any time by giving written notice to all Members. The resignation of a Manager that is also a Member shall not cause such Member to cease to be a Member solely by reason thereof. A Manager may be removed at any time, with or without cause, by the unanimous vote of the Members. The Members, by unanimous vote, may elect a substitute Manager.

         (f) Limitations on Powers. The Manager shall not have any power, right or authority to take any action requiring Member approval as set forth in
Section 16 hereof in the absence of the requisite Member approval.

         SECTION 15. Meetings.

         (a) Meetings of Members. Meetings of Members for any proper purpose may be called at any time by any Member or Members whose Membership Interest(s) equal or exceed 50%. Members may participate in any meeting through the use of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. The Company shall give written notice of the date, time, place and purpose of any meeting to all Members at least ten (10) days and not more than sixty (60) days prior to the date fixed for the meeting. Notice may be waived by any Member.

         (b) Consent of Members. Any action required or permitted to be taken at any annual or special meeting of Members may be taken by a written consent without a meeting, without prior notice and without a vote. The written consent shall set forth the action so taken and shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voting. Prompt notice of the taking of action by written consent shall be given to all Members who did not sign the written consent.

         SECTION 16a Voting.

         (a) Members. The affirmative vote or written consent of a Majority Interest shall decide all matters properly brought before the Members.

         (b) Voting. A Member may vote either in person or by written proxy or consent signed by the Member or by his duly authorized attorney in fact.

         (c) Actions Requiring Member Approval. Notwithstanding any other provision of this Agreement, the affirmative vote or written consent of a Majority Interest shall be required to approve the following matters:

                  (i)      The dissolution or winding up of the Company;

                  (ii)     The merger or consolidation of the Company;

                  (iii) The sale, exchange, mortgage, pledge, encumbrance, lease or other disposition or transfer of all or substantially all of the assets of the Company;

                  (iv)     The declaration of any payment or distributions; and

                  (v)       Amendments to this Agreement.

SECTION 17. Limitation of Liability and Indemnification.

         (a) Limitation of Liability. Except as otherwise provided by nonwaivable provisions of the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly required by law, no Member, in its capacity as Member, shall have any liability to the Company in excess of (i) the amount of its Capital Commitment, (ii) its obligation to make other payments expressly provided for in this Agreement, and
(iii) the amount of any distributions wrongfully distributed to such Member.

         (b) Indemnification. The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such Person is or was a Member, Manager or officer of the Company (and the Company may so indemnify a Person by reason of the fact that such Person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding, provided the Company shall not indemnify any such Person (i) for fraud, intentional misconduct, knowing violation of the law or gross negligence, or (b) for any transaction for which such Person received a personal benefit in violation or breach of any provision of this Agreement. Any indemnification under this Section 17 shall be made by the Company only as authorized in the specific case upon a determination that indemnification of such Person is proper in the circumstances because such Person has met the applicable standard of conduct set forth herein. Such determination shall be made by the Members who are not parties to such action, suit or proceeding or, if there are no such Members or if such Members so direct or if such Person seeking indemnification so requests, by independent legal counsel (which independent legal counsel shall be reasonably satisfactory to the Members) in a written opinion. "Other enterprise" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to serving at the request of the Company shall include, without limitation, any service as a Member, Manager, officer, employee or agent of the Company or any other entities in which it has an ownership interest which imposes duties on, or involves services by, such Member, Manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

         (c) Expenses. Expenses (including, without limitation, attorneys' fees and expenses) incurred by a Member, Manager, officer, employee or agent of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Member, Manager, officer, employee or agent to repay such amount if it shall ultimately be determined that such Member, Manager, officer, employee or agent is not entitled to be indemnified by the Company under this
Section 17 or under any other contract or agreement between such Member, Manager, officer, employee or agent and the Company. Such expenses (including attorneys' fees) incurred by employees or agents of the Company or persons serving other entities at the request of the Company shall be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Manager deems appropriate.

         (d) Not Exclusive. The indemnification and advancement of expenses provided by this Section 17 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or otherwise, both as to action in such Person's official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Member, Manager, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a Person.

         (e) Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this Section 17.

         (f) Exculpation. Without limiting any rights of the Company to pursue claims against Persons other than the Manager, a Manager shall not be liable, responsible or accountable to the Company or the Members for monetary damages in connection with any act or omission performed or omitted by such Manager in good faith on behalf of the Company and within the scope of the authority conferred on the Manager by this Agreement unless such act or omission was performed or omitted (i) fraudulently, (ii) not in good faith, (iii) with gross negligence,
(iv) pursuant to intentional misconduct or a knowing violation of law, or (v) in material breach of this Agreement. A Manager will be deemed to have acted in good faith if he relies on advice of independent accountants, legal counsel, or any other unaffiliated experts or professionals who have been selected reasonably by the Manager and in accordance with any applicable provisions of this Agreement.

         SECTION 18a Assignment of Membership Interests and New Members.

         (a) Assignment. A Membership Interest shall not be assignable in whole or in part, except as expressly provided in this Agreement. An assignment of a Membership Interest shall not entitle the assignee to become or to exercise any rights or powers of a Member until such assignee is admitted as a Member in accordance with this Agreement. As a condition to any assignment of a Membership Interest, the Member must notify the assignee and the Company in writing of all obligations of such Member for liabilities relating to the Company and this Agreement, including any obligations to make contributions to the Company. An assignment shall entitle the assignee only to receive such distributions, to share in such profits and to receive such allocations of income, gain, loss, deduction, credit, tax preference and similar items to which the assignor was entitled to the extent assigned.

         (b) Limitations on Assignment. No Member may assign any Membership Interest (or any portion thereof or interest therein), and no Person shall become a Member, unless in the opinion of counsel selected by or acceptable to a Majority Interest of the non-assigning Members, such action will not subject the Company to federal income taxation as an association taxable as a corporation, terminate the Company pursuant to Section 708(b) of the Code or violate applicable state or federal securities laws. Any attempted action in contravention of this Section 18(b) shall be void and of no force or effect.

         (c) New Members. A Person, including, without limitation, an assignee of a Membership Interest, shall be admitted as a Member only upon (i) the written consent of all other Members, which consent may be granted or withheld in the sole and absolute discretion of each Member whose consent is required hereby and (ii) the execution by such Person of this Agreement. Until the assignee of a Membership Interest is admitted as a Member, the assignor, subject to the last sentence of Section 18(a), shall continue to be a Member.

         SECTION 19. Dissolution.

         The Company shall be dissolved and terminated upon the happening of the first to occur of any of the following events:

         (a) The expiration of the term of the Company;

         (b) The approval or written consent of a Majority Interest of the Members for the dissolution or winding up of the Company;

         (c) The death, retirement, withdrawal, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Member or Members or the occurrence of any other event that terminates the continued membership of such Member or Members in the Company, unless within ninety (90) days of such occurrence the Company is continued by the written consent of a majority of the remaining Membership Interests, which consent may be granted or withheld in the sole and absolute discretion of each Member whose consent is required hereby. The Company shall automatically continue without any action on the part of the Members upon the death, retirement, withdrawal, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Member or other event which terminates the continued membership of a Member until the Company is otherwise dissolved and terminated pursuant to the terms of this Agreement; and

         (d) Judicial dissolution pursuant to the Act.

         SECTION 20. Winding Up and Distribution of Assets.

         (a) Winding Up. If the Company is dissolved, the Manager, or if there be no Manager, any Person designated by the holders of a Majority Interest, shall wind up the affairs of the Company.

         (b) Distribution of Assets. Upon the winding up of the Company, the Manager, or if there be no Manager, any Person designated by the holders of a Majority Interest, shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional, or unmatured claims and obligations that are known to the Members but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed as follows:

                  (i) First, to creditors, including Members in their capacities as creditors, in the order of priority as provided by law; and

                  (ii) Second, to Members in accordance with their respective positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

         SECTION 21. Conflict of Interest. Neither of the Members nor the Manager shall be required to act hereunder as its sole and exclusive business activity and any such Person may have other business interests and engage in other activities in addition to those relating to the Company. Neither the Company, the Manager nor any Member shall have any right by virtue of this Agreement in or to any other interests or activities or to the income or proceeds derived therefrom. A Member and the Manager may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between or among the Manager, a Member and the Company shall be voidable solely because a Member or the Manager has a direct or indirect interest in the transaction.

         SECTION 22. Taxation.

         (a) Status of the Company. The Members acknowledge that this Agreement creates a partnership for federal and state income tax purposes (and only for such purposes), and hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

         (b) Tax Elections. The Tax Matters Member (as defined below) shall, upon the written request of any Member benefitted thereby, cause the Company to file an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable sections of state and local law. The Tax Matters Member shall have the authority to make all other Company elections permitted under the Code, including elections of methods of depreciation.

         (c) Company Tax Returns. The Company shall cause the necessary federal income and other tax returns and information returns for the Company to be prepared. Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax returns and information returns. The Company shall deliver to each Member within ninety (90) days after the end of each fiscal year a copy of the federal income tax returns for the Company as filed with the appropriate taxing authorities, and upon the written request of any Member, a copy of any state and local income tax return as filed.

         (d) Tax Audits.

                  (i) K. Dane Brooksher shall be the Company's tax matters Member (the "Tax Matters Member") with respect to federal income tax audits. If at any time the Tax Matters Member cannot or elects not to serve as the Tax Matters Member, is removed by the Members as the Tax Matters Member or ceases to be a Member, a Majority Interest of the Members shall select another Member to be the Tax Matters Member. The Tax Matters Member, as an authorized representative of the Company, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level. The Tax Matters Member shall promptly deliver to each Member a copy of any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment received from the IRS relating to or potentially resulting in an adjustment of Company items. The Tax Matters Member shall, unless a Majority Interest consents to the contrary, diligently and in good faith contest any proposed adjustment of a

         Company item that principally affects the Members at the administrative and judicial levels, including, if appropriate or if requested by a Majority Interest, appealing any adverse judicial decision, and shall consider in good faith any suggestions made by any Member or its counsel regarding the conduct of such administrative or judicial proceedings. The Tax Matters Member shall keep each Member advised of all material developments with respect to any proposed adjustment that come to its attention, including, without limitation, the scheduling of all conferences and substantive telephone calls with the IRS. Each Member shall be entitled, at its own expense, to attend all meetings with the IRS and to review in advance any material written information (including, without limitation, any pleadings, memoranda or similar items) to be submitted to the IRS. Without first obtaining the consent of a Majority Interest, the Tax Matters Member shall not, with respect to any proposed adjustment of a Company item that materially and adversely affects any Member, enter into a settlement agreement that purports to bind Members other than the Tax Matters Member (including, without limitation, any stipulation consenting to an entry of decision by any tax court), or enter into an agreement or stipulation extending the statute of limitations.

                  (ii) The Company shall promptly deliver to each Member a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Company that might materially and adversely affect each Member, and shall keep such Members advised of all material developments with respect to any proposed adjustment of Company items that come to its attention.

                  (iii) Each Member shall continue to have the rights described in this Section 22(d) with respect to tax matters relating to any period during which it was a Member, whether or not it is a Member at the time of the tax audit or contest.

         SECTION 23. Not a Publicly Traded Partnership. All interests in the Company have been or will be issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933 (the "1933 Act"). No admission (or purported admission) of a Member, and no transfer (or purported transfer) of all or any part of a Member's interest in the Company (or any economic interest therein) in the Company, whether to another Member or to a person who is not a Member, shall be effective, and any such admission or transfer (or purported admission or transfer) shall be void ab initio, and no person shall otherwise become a Member if (i) at the time of such admission or transfer (or purported admission or transfer) any interest in the Company (or economic interest therein) is traded on an established securities market or readily tradeable on a secondary market or the substantial equivalent thereof or
(ii) after such admission or transfer (or purported admission or transfer) the Company would have more than 100 Members. For purposes of clause (i) of the preceding sentence, an established securities market is a national securities exchange that is either registered under Section 6 of the Securities Exchange Act of 1934 (the "1934 Act") or exempt from registration because of the limited volume of transactions, a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements of the 1934 Act, a regional or local exchange, or an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. For purposes of such clause (i), interests in the Company (or interests therein) are readily tradeable on a secondary market or the substantial equivalent thereof if (i) interests in the Company (or interests therein) are regularly quoted by any person, such as a broker or dealer, making a market in the interests; (ii) any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the Company (or interests therein) and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder of an interest in the Company has a readily available, regular, and ongoing opportunity to sell or exchange such interest (or interests therein) through a public means of obtaining or providing information of offers to buy, sell, or exchange such interests; or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in the Company (or interests therein) in a time frame and with the regularity and continuity that is comparable to that described in clauses (i), (ii) and (iii) of this sentence. For purposes of determining whether the Company will have more than 100 Members, each person indirectly owning an interest in the Company through a partnership (including any entity treated as a partnership for federal income tax purposes), a grantor trust or an S corporation (each such entity a "flow-through entity") shall be treated as a Member unless the Manager determines in its sole and absolute discretion that less than substantially all of the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the Company.

         SECTION 24. Miscellaneous.

         (a) Governing Law. This Agreement and any controversies, claims or arbitration hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

         (b) Binding Effect. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

         (c) Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

         (d) Captions. Captions or section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

         (e) Enforceability. If any provision of this Agreement, or the application of the provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         (g) Notices. Any notices permitted or required under this Agreement shall be deemed to have been given when delivered in Person or by courier or three (3) days after being deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business and to any Member at the address reflected on the books and records of the Company.

         (h) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes all prior understandings or agreements between the parties with respect to such matters. This Agreement, including all schedules hereto, may only be amended, modified or supplemented by written agreement of all parties to this Agreement.

         (i) Further Assurances. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

         (j) Third Parties. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Member or the Company any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of Company.

         (k) Facsimile Signatures. The facsimile signature of any Member may be used at all times and for all purposes in place of an original signature.

         (l) Reliance upon Books, Reports and Records. Unless he has knowledge concerning the matter in question which makes his reliance unwarranted, each Member shall, in the performance of his duties hereunder, be entitled to rely on information, opinions, reports or statements, including, without limitation, financial statements and other financial data, if prepared or presented by one or more employees of the Company or by legal counsel, accountants or other Persons as to matters such Member reasonably believes to be within such Person's professional or expert competence.

         (m) Time Periods. In applying any provision of this Agreement which requires that an act be done in or not done in a specified number of days prior to an event or that an act be done during a period of a specified number of days, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

         (n) Waiver. No failure by any Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

         IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first set forth above.

                                             PROLOGIS TRUST


                                             By:  /s/ EDWARD S. NEKRITZ
                                                  ------------------------------
                                                  Edward S. Nekritz
                                                  Senior Vice President

                                             /s/ K. DANE BROOKSHER
                                             --------------------------------
                                             K. Dane Brooksher

                                   SCHEDULE I

                                     MEMBERS


                                               SOCIAL SECURITY
                                                     OR                   CAPITAL       MEMBERSHIP
        NAME AND ADDRESS                       TAXPAYER I.D. #         CONTRIBUTION      INTEREST
        ----------------                       ---------------         ------------     ----------
K. Dane Brooksher....................          [intentionally           $ 50,000.00        11.0%
c/o ProLogis Trust                                    omitted]
14100 East 35th Place
Aurora, Colorado  80011


ProLogis Trust.......................              74-2604728           $404,545.45         89.0%
                                                                        -----------        -----
14100 East 35th Place
Aurora, Colorado  80011


             Total                                                      $454,545.45        100.0%
                                                                        ===========        ======